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                   [LETTERHEAD OF HARRIS BANK APPEARS HERE]



                                                               Exhibit 10(j)(ii)

                                 March 20, 2000



QMS, Inc.
One Magnum Pass
Mobile, Alabama  36618


     Re:  QMS, Inc. (the "Company")/Lease

Gentlemen:

     You have informed us that the Company is currently in default of its February 18, 1997 Lease Agreement with INK (AL) QRS 12-21, Inc. We understand that this Lease is for the Company's use of its principal offices in Mobile.
The Lease is in default as a result of the Company's failure to comply as of September 30, 1999 with the Lease's requirements in its Section 33 (Exhibit G) with respect to the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Worth, Current Ratio and Debt to Equity Ratio. We will refer to this default as "Lease Default."

     As you know, the terms of the Company's credit arrangements with us are governed by its August 19, 1999 Credit Agreement with us (which Credit Agreement as previously amended, we will for reasons of convenience refer to in this letter as the "Credit Agreement"). If the Company is in default of the Lease, it is also (by virtue of Section 9.1(f) of the Credit Agreement) in default of the Credit Agreement. You have requested that we waive the Event of Default which arises under the Credit Agreement by virtue of the Company's default under the Lease.

     Accordingly, in response to the Company's request, we hereby waive the Event of Default which arises under clause (i) of Section 9.1(f) of the Credit Agreement by virtue of the Lease Default if and so long as:

     (a) the Company keeps rent current on the Lease;
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QMS Inc.
March 20, 2000
Page 2



     (b) the landlord under the Lease takes no action to enforce any of its rights and remedies under the Lease in respect of the Lease Default, including without limitation its rights to evict the Company, accelerate repayment of the rent and levy and distrant for unpaid rent, or in the event the landlord takes any such action, the default under the Lease giving rise to that action is cured within five days to the same extent as if it had never occurred (with the enforcement action halted and the Lease continuing on in the normal course); and

     (c) Minolta agrees with the Company to provide the Company the funds necessary to cure any default under the Lease or to buy the leased premises.

     Except as specifically waived hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. We are not, for example, waiving any other noncompliance with the Lease.

                                     Very truly yours,

                                     HARRIS TRUST AND SAVINGS BANK

                                     By:  /s/ James Andricopulos, Jr.
                                        ---------------------------------
                                        Its Vice President